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                                                                    Exhibit 10.5


                                                 September 10, 1998

Mr. Robert Russo
Network-1 Security Solutions, Inc.
909 Third Avenue, 9th Floor

New York, NY 10022

          Re: Amendment to Employment Agreement

Dear Mr. Russo:

     This letter shall serve to amend, as of June 1, 1998, Section 3 of the Employment Agreement, dated April 4, 1994, as previously amended on February 16, 1996 (the "Agreement"), between you and Network-1 Security Solutions, Inc. (the "Company"), as follows:

     "3. COMPENSATION

          (a) The Company shall pay to Executive an annual base salary (the "Base Salary") during the term of employment of $120,000 per annum, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its executive officers, which Base Salary shall be subject to such increases as the Compensation Committee of the Board, in its sole discretion, may from time to time determine. Executive's Base Salary and performance shall be reviewed at least annually by the Board.

          (b) In addition, to the Base Salary set forth in paragraph 3(a) above, during the term of employment, Executive shall be eligible to receive bonus compensation of up to $30,000 per annum, subject to the discretion of the Compensation Committee of the Board."

     All of the other terms and conditions of the Agreement shall remain in full force and effect.

                                           Very truly yours,

                                           Network-1 Security Solutions, Inc.

                                           By: /s/ Avi A. Fogel
                                               ----------------
                                               Avi A. Fogel, President

Agreed and Accepted:

/s/ Robert Russo
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Robert Russo